Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-280509) of Contango Ore, Inc. (the “Company”) of our report dated March 14, 2024, relating to the consolidated financial statements of the Company as of December 31, 2023 and for the six-month period ended December 31, 2023, appearing in the Transition Report on Form 10-KT of the Company for the transition period from July 1, 2023 to December 31, 2023, and our report dated September 13, 2023, relating to the consolidated financial statements of the Company as of June 30, 2023 and 2022 and for the years then ended, appearing in the Annual Report on Form 10-K of the Company for the fiscal year ended June 30, 2023, both filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Houston, Texas

August 20, 2024